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EXHIBIT 99

Investor Release
FOR IMMEDIATE RELEASE 12/08/03	FOR MORE INFORMATION CONTACT: Investors: Mary Healy, 630-623-6429 Media: Anna Rozenich, 630-623-7316

McDONALD'S REPORTS RECORD NOVEMBER SALES UP 14.9%

U.S. Comparable Sales Up 10.2%

Europe Comparable Sales Up 1.9%

        OAK BROOK, IL—McDonald's Corporation announced today that global Systemwide sales for Brand McDonald's increased 14.9% in November compared with November 2002. In constant currencies, this increase was 8.2%, while comparable sales for Brand McDonald's increased 6.4% for the month.

        Jim Cantalupo, McDonald's Chairman and Chief Executive Officer, said, "In the U.S., November marked the third consecutive month of double-digit comparable sales growth, up 10.2%. Total sales rose 12.3% to a record high for the month. November's strong performance reflects an improved customer experience, the ongoing appeal of McDonald's new menu items, Dollar Menu and extended hours, along with the added drawing power of our new 'i'm lovin' itTM' marketing campaign.

        "In Europe, November's 1.9% increase represented the region's third month of positive comparable sales in the last four months. Total sales were up 18.3% (4.0% in constant currencies). I am encouraged by Europe's recent performance. As we enhance our value proposition, premium menu offerings, restaurant experience and hospitality levels, I am confident that we will continue to attract more customers.

        "In the coming weeks, we will finalize decisions related to our Partner Brands and provide an estimate of the charges related to these and other revitalization actions, as well as annual asset impairment testing. These decisions are additional building blocks in McDonald's revitalization plan, and demonstrate our ongoing commitment to improve financial performance through a more focused approach to running our business."

        Cantalupo added, "While we still have work to do, our momentum continues as we maintain focus and discipline on what counts most—our customers and restaurants."

Percent Inc/(Dec)	Comparable Sales*	Systemwide Sales*

Month ended November 30, 2003		As Reported	Constant Currency**

Brand McDonald's***	6.4	14.9	8.2
Major Segments:
U.S.	10.2	12.3	n/a
Europe	1.9	18.3	4.0
Asia/Pacific, Middle East & Africa	4.1	16.2	4.4

  *
  Systemwide sales represents sales at all McDonald's restaurants, including those operated by the Company, franchisees and affiliates. Comparable sales represent the constant currency change in sales from the same period in the prior year for restaurants in operation at least thirteen months. Management believes Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum payments. Comparable sales information is reviewed by management to assess business trends in the Brand McDonald's business.

  **
  Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year average exchange rates.

  ***
  Excludes Partner Brands

  n/a
  Not applicable

Related Communications

        McDonald's tentatively plans to release December monthly sales on Thursday, January 15, and full year 2003 results on Tuesday, January 27, 2004.

        More than 30,000 local McDonald's restaurants serve 47 million customers each day in more than 100 countries. Additional information about McDonald's is available at www.mcdonalds.com.

Forward-Looking Statements

        Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: effectiveness of operating initiatives; success in advertising and promotional efforts; changes in global and local business and economic conditions, including their impact on consumer confidence; fluctuations in currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets, including the effects of war and terrorist activities; competition, including pricing and marketing initiatives and new product offerings by the Company's competitors; consumer preferences or perceptions concerning the Company's product offerings; spending patterns and demographic trends; availability of qualified restaurant personnel; severe weather conditions; existence of positive or negative publicity regarding the Company or its industry generally; effects of legal claims; cost and deployment of capital; changes in future effective tax rates; changes in governmental regulations; and changes in applicable accounting policies and practices. The foregoing list of important factors is not all-inclusive.

        The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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McDONALD'S REPORTS RECORD NOVEMBER SALES UP 14.9%